Exhibit 5.1

November 17, 2006	Robert L. Jones

Onyx Pharmaceuticals, Inc.	T: (650) 843-5034
2100 Powell Street	rjones@cooley.com
Emeryville, CA 94608
Re: Onyx Pharmaceuticals, Inc.
Dear Ladies and Gentlemen:
We have acted as counsel for Onyx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on May 30, 2006 and with its filing of the prospectus supplement together with the prospectus contained in the Registration Statement (together, the “Prospectus”) with the SEC on the date hereof pursuant to Rule 424(b)(5) under the Securities Act. The Registration Statement relates to the proposed offer and sale by the Company of securities of the Company from time to time, as set forth in the prospectus contained in the Registration Statement and as shall be set forth in one or more supplements to the prospectus contained in the Registration Statement with an aggregate offering price of up to $300,000,000. The Prospectus relates to the proposed issuance and sale by the Company of 2,229,543 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”) pursuant to that certain Common Stock Purchase Agreement dated as of September 29, 2006 by and between Azimuth Opportunity Ltd. and the Company (the “Purchase Agreement”).
In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Purchase Agreement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor in accordance with the Registration Statement and the Prospectus will be validly issued, fully paid and nonassessable.
The opinions expressed herein are limited to the Delaware General Corporation Law.
Five Palo Alto Square 3000 El Camino Real Palo Alto CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
Cooley Godward Kronish llp

By:	/s/ Robert L. Jones Robert L. Jones
Five Palo Alto Square 3000 El Camino Real Palo Alto CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com